Exhibit 99.1

http://www.ball.com/	Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports Strong Second Quarter Results; Returning in Excess of $800 Million to Shareholders in 2018

Highlights

•Second quarter U.S. GAAP earnings per diluted share of 34 cents vs. 28 cents in 2017

•Second quarter comparable earnings per diluted share of 58 cents vs. 53 cents in 2017

•Quarterly comparable operating earnings up 11 percent year over year driven by improved performance in global metal packaging businesses and lower corporate costs

•Higher global beverage can demand driven largely by Europe and Russia

•Aerospace contracted backlog increased to $1.85 billion at the end of second quarter

•Successful start-up of beverage can growth capital projects in Arizona and Spain

•2018 net share repurchases expected to approach  $700 million

•Announced sale of U.S. steel food and steel aerosol assets; formation of 49 percent owned joint venture

•Company reaffirms 2019 goals of $2 billion of comparable EBITDA and free cash flow in excess of $1 billion

BROOMFIELD, Colo., August 2, 2018 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, second quarter 2018 net earnings attributable to the corporation of $119 million (including the net effect of after-tax charges of $88 million, or 24 cents per diluted share for business consolidation and other non-comparable costs) or 34 cents per diluted share, on sales of $3.1 billion, compared to $99 million net earnings attributable to the corporation, or 28 cents per diluted share (including the net effect of after-tax charges of $91 million, or 25 cents per diluted share for business consolidation, debt refinancing and other non-comparable costs), on sales of $2.9 billion in 2017. Results for the first six months of 2018 were net earnings attributable to the corporation of $244 million, or 68 cents per diluted share, on sales of $5.89 billion compared to $167 million, or 47 cents per diluted share, on sales of $5.33 billion for the first six months of 2017. Ball’s second quarter and year-to-date 2018 comparable earnings per diluted share were 58 cents and $1.09, respectively versus second quarter and year-to-date 2017 comparable earnings per diluted share of 53 cents and 91 cents, respectively.

Earnings per share figures include the impact of the company’s two-for-one stock split effective May 16, 2017. References to volume data represent units shipped in respective periods. Details of comparable segment earnings, business consolidation activities and other non-comparable costs can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

“Positive momentum in our businesses continues. Our improved second quarter results were driven by excellent operational performance, solid global demand for environmentally friendly aluminum packaging, achieving more value for our innovative packages and lower corporate costs. Anticipated start-up costs, out-of-pattern freight and declines in our U.S. beverage can volumes, as well as the short-term impact from the Brazilian truckers’ strike, were effectively managed by the respective businesses during the quarter and we expect that these issues should moderate in the second half,” said John A. Hayes, chairman, president and chief executive officer.

“Our global team continues to execute. We successfully ramped up production at two new beverage can facilities during the quarter, advanced progress on network optimization projects to align our beverage can portfolio in the U.S. and Brazil, and our aerospace business continued to secure additional contracts to further grow our contracted backlog. With this momentum and the proceeds from the U.S. steel food and steel aerosol asset sale, we are expanding the 2018 return of capital to our shareholders via share repurchases and dividends to be in excess of $800 million. In addition, we continue to reaffirm our financial goals of $2 billion of comparable EBITDA and in excess of $1 billion of free cash flow in 2019.”

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings in the second quarter of 2018 were $157 million on sales of $1.2 billion, compared to $156 million on sales of $1.2 billion in the second quarter of 2017. For the first six months, comparable segment operating earnings were $270 million on sales of $2.3 billion compared to $279 million on sales of $2.1 billion during the same period in 2017.

Year-over-year results grew slightly on better operational performance and improved value received for our products despite start-up costs related to our new Goodyear, Arizona, facility, lower domestic beer volumes and higher freight associated with the multi-plant network optimization program. Overall segment volume was down 3 percent, with growth in Mexican beer imports, craft, carbonated soft drinks, energy and sparkling water offset by anticipated U.S. megabeer declines and our continuing value over volume approach to standard 12-ounce packaging in select U.S. locations. We expect these trends to improve in the second half of the year.

During the quarter, our new specialty beverage can manufacturing facility in Goodyear, Arizona, began production on time and on budget and the Birmingham, Alabama, beverage can end making facility ceased operations. The net $50 million of annual fixed cost savings associated with the North American optimization program is anticipated to benefit fourth quarter 2018 and beyond.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings in the second quarter of 2018 were $66 million on sales of $379 million, compared to $69 million on sales of $349 million in the second quarter of 2017. For the first six months, comparable segment operating earnings were $164 million on sales of $838 million compared to $127 million on sales of $720 million during the same period in 2017.

Second quarter segment volumes were up more than 4 percent with favorable Brazilian beer consumption momentum continuing in 2018 combined with the packaging mix shift from two-way glass to beverage cans continuing across South America. Announced can line expansions in Argentina and Paraguay and the relocation of equipment from the recently announced closure of our Cuiabá, Brazil, beverage can facility will serve the growing demand for aluminum beverage packaging across our customer base. During the quarter, segment results were negatively impacted by an 11-day Brazilian truckers’ strike. In the second half, the expected transition away from third-party end sales as part of the Rexam acquisition will affect comparability.

Beverage Packaging, Europe

Beverage packaging, Europe, comparable segment operating earnings in the second quarter of 2018 were $75 million on sales of $703 million, compared to $63 million on sales of $665 million in the second quarter of 2017. For the first six months, comparable segment operating earnings were $135 million on sales of $1.3 billion compared to $110 million on sales of $1.2 billion during the same period in 2017.

Comparable second quarter segment earnings reflect the favorable impact of continental Europe and Russian beverage can demand and ongoing operational efficiencies related to optimizing our plant network. Segment volume was up 6 percent in the quarter. The company’s new aluminum beverage can facility near Madrid, Spain, started production late in the quarter.

Food and Aerosol Packaging

Food and aerosol packaging comparable segment operating earnings in the second quarter of 2018 were $32 million on sales of $304 million, compared to $25 million on sales of $274 million in the second quarter of 2017. For the first six months, comparable segment operating earnings were $55 million on sales of $579 million and $46 million on sales of $546 million during the same period in 2017.

Second quarter results include the year-over-year improved manufacturing performance across our U.S. tinplate packaging business and higher food can demand in advance of recently implemented tinplate steel surcharges. Global aluminum aerosol volumes increased 5 percent in the quarter with favorable market trends in North America, Europe and India for high quality, innovative packaging serving the personal care market.

On July 31, Ball closed on the sale of its U.S. steel food and steel aerosol packaging assets and formation of a joint venture, Ball Metalpack. Ball received approximately $600 million in after-tax proceeds as part of the transaction and, beginning in the third quarter 2018, Ball’s 49 percent ownership of Ball Metalpack's financial results will be reported in equity in results of affiliates within Ball's consolidated statements of earnings. The financial results of Ball's existing global aluminum aerosol and Argentine tinplate steel aerosol businesses will be reported in the Other non-reportable segment.

Aerospace

Aerospace comparable segment operating earnings in the second quarter of 2018 were $24 million on sales of $290 million, compared to $26 million on sales of $257 million in the second quarter of 2017. For the first six months, comparable operating earnings were $49 million on sales of $554 million and $47 million on sales of $493 million during the same period in 2017.

The aerospace segment finished the second quarter with increased contracted backlog of $1.85 billion following the recent contract award of the Wide Field Instrument (WFI) Optical Mechanical Assembly (WOMA) for WFIRST, NASA’s next observatory designed to answer essential questions in the areas of dark energy, exoplanets and infrared astrophysics using the WFI.

Year-to-date, the company has hired approximately 540 people into this business with an additional 200 to 400 employees required within the next twelve months. Colorado facility expansions in Westminster and Boulder, Colorado, are on track for completion in the fourth quarter of 2018. Outstanding requests for bids and proposals still remain high and contracts already won, but not yet booked into current backlog, are approximately $4.3 billion.

Program ramp ups are on schedule though labor base costs impacted the quarter slightly. Quarter-over-quarter and year-over-year segment earnings improvement are anticipated in the second half of 2018 and in 2019 and beyond.

Outlook

“We expect 2018 capital spending to be in excess of $700 million as excellent progress on projects allows us to bring spending forward. The increased capital expenditures along with the timing of the sale of the U.S. steel food and steel aerosol business will put our 2018 free cash flow in the range of $800 million. The deleveraging is right on track and we anticipate net debt to comparable EBITDA ratios being in the range of 3.0 to 3.5 times by year end. The company’s financial and leverage goals committed to when we embarked on the global beverage acquisition are being achieved, we look forward to accelerating and increasing the return of value to shareholders in the form of share buybacks and dividends in 2018 and the years ahead,” said Scott C. Morrison, senior vice president and chief financial officer.

“While we do face headwinds related to currency and softer than expected demand in North America and AMEA, we continue to reap the benefits of the global beverage acquisition while actively managing and orienting our asset base and investments to EVA accretive pursuits. The team remains intensely focused on keeping pace with aerospace’s record growth, generating significant free cash flow and leveraging the economic and environmental characteristics of aluminum packaging to benefit Ball shareholders and the world’s consumers in 2018 and beyond,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 17,500 people worldwide and reported 2017 net sales of $11 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its first quarter 2018 earnings call today at 9 a.m. Mountain time  (11 a.m. Eastern). The North American toll-free number for the call is 800-661-5331. International callers should dial 303-223-2692. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/m6/p/8ebjx3vf

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on August 2, 2018, until 11 a.m. Mountain time on August 9, 2018. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21891787. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates, including due to the effects of the 2017 U.S. Tax Cuts and Jobs Act; and tariffs or other governmental actions in any country affecting goods produced by us or in our supply chain, including imported raw materials,  such as pursuant to section 232 of the U.S. Trade Expansion Act of 1962; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

# # #

Condensed Financial Statements (Second Quarter 2018)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2018	2017	2018	2017

Net sales	$3,101	$2,855	$5,886	$5,328

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,484)	(2,270)	(4,721)	(4,245)
Depreciation and amortization	(178)	(229)	(358)	(377)
Selling, general and administrative	(127)	(128)	(239)	(271)
Business consolidation and other activities	(69)	(41)	(99)	(96)
	(2,858)	(2,668)	(5,417)	(4,989)

Earnings before interest and taxes	243	187	469	339

Interest expense	(77)	(74)	(150)	(142)
Debt refinancing and other costs	-	(1)	(1)	(1)
Total interest expense	(77)	(75)	(151)	(143)
Earnings before taxes	166	112	318	196
Tax (provision) benefit	(46)	(22)	(80)	(44)
Equity in results of affiliates, net of tax	-	10	7	18

Net earnings	120	100	245	170

Net earnings attributable to noncontrolling interests	(1)	(1)	(1)	(3)

Net earnings attributable to Ball Corporation	$119	$99	$244	$167

Earnings per share:
Basic	$0.34	$0.28	$0.70	$0.48
Diluted	$0.34	$0.28	$0.68	$0.47

Weighted average shares outstanding (000s):
Basic	348,221	351,066	349,212	350,560
Diluted	354,904	358,979	356,276	358,506

Condensed Financial Statements (Second Quarter 2018)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($ in millions)	2018	2017

Cash Flows from Operating Activities:
Net earnings	$245	$170
Depreciation and amortization	358	377
Business consolidation and other activities	99	96
Deferred tax provision (benefit)	37	(59)
Other, net (a)	48	(147)
Changes in working capital (b)	(353)	(176)
Cash provided by (used in) operating activities (a)	434	261
Cash Flows from Investing Activities:
Capital expenditures	(444)	(240)
Business dispositions	(45)	31
Other, net	39	2
Cash provided by (used in) investing activities	(450)	(207)
Cash Flows from Financing Activities:
Changes in borrowings, net	421	(180)
Net issuances (purchases) of common stock	(175)	11
Dividends	(70)	(58)
Other, net	(12)	(1)
Cash provided by (used in) financing activities	164	(228)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(50)	8
Change in cash, cash equivalents and restricted cash (a)	98	(166)
Cash, cash equivalents and restricted cash - beginning of period (a)	459	607
Cash, cash equivalents and restricted cash - end of period (a)	$557	$441

(a)	Amounts in 2017 have been retrospectively adjusted to reflect the adoption on January 1, 2018, of new accounting guidance regarding the treatment of restricted cash in the statement of cash flows.
(b)	Includes payments of costs associated with the acquisition of Rexam and the sale of the Divestment Business.

Condensed Financial Statements (Second Quarter 2018)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2018	2017

Assets
Current assets
Cash and cash equivalents	$549	$433
Receivables, net	2,013	1,637
Inventories, net	1,257	1,524
Other current assets	206	163
Assets held for sale	850	8
Total current assets	4,875	3,765
Property, plant and equipment, net	4,473	4,424
Goodwill	4,516	4,858
Intangible assets, net	2,305	2,512
Other assets	1,366	1,162

Total assets	$17,535	$16,721

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$176	$322
Payables and other accrued liabilities	3,553	3,028
Liabilities held for sale	225	-
Total current liabilities	3,954	3,350
Long-term debt	7,171	7,226
Other long-term liabilities	2,415	2,435
Shareholders' equity	3,995	3,710

Total liabilities and shareholders' equity	$17,535	$16,721

Notes to the Condensed Financial Statements (Second Quarter 2018)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the five reportable segments outlined below:

Beverage packaging, North and Central America:  Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe:  Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Food and aerosol packaging:  Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell steel food and aerosol containers, extruded aluminum aerosol containers and aluminum slugs.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of non-reportable segments in Africa, Middle East and Asia (AMEA) and Asia Pacific that manufacture and sell metal beverage containers,  undistributed corporate expenses, intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

On July 31, 2018, Ball sold its U.S. steel food and steel aerosol packaging business and formed a joint venture, Ball Metalpack.  In exchange for the sale of the business, Ball received approximately $600 million in after-tax proceeds as well as 49 percent ownership of Ball Metalpack.  Beginning in the third quarter 2018, Ball’s 49 percent ownership of Ball Metalpack's financial results will be reported in equity in results of affiliates within Ball's consolidated statements of earnings. The financial results of Ball's existing global aluminum aerosol and Argentine tinplate steel aerosol businesses will be reported in the Other non-reportable segment. At June 30, 2018, the assets and liabilities of the U.S. steel food and steel aerosol business are presented as held for sale on the unaudited condensed consolidated balance sheet.

Notes to the Condensed Financial Statements (Second Quarter 2018)

1. Business Segment Information (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2018	2017	2018	2017

Net sales
Beverage packaging, North and Central America	$1,241	$1,151	$2,276	$2,100
Beverage packaging, South America	379	349	838	720
Beverage packaging, Europe	703	665	1,312	1,173
Food and aerosol packaging	304	274	579	546
Aerospace	290	257	554	493
Reportable segment sales	2,917	2,696	5,559	5,032
Other	184	159	327	296
Net sales (b)	$3,101	$2,855	$5,886	$5,328

Comparable operating earnings
Beverage packaging, North and Central America (c)	$157	$156	$270	$279
Beverage packaging, South America (c)	66	69	164	127
Beverage packaging, Europe (c)	75	63	135	110
Food and aerosol packaging	32	25	55	46
Aerospace	24	26	49	47
Reportable segment comparable operating earnings	354	339	673	609

Other (a)(c)	(2)	(21)	(21)	(52)
Comparable operating earnings	352	318	652	557
Reconciling items
Business consolidation and other activities	(69)	(41)	(99)	(96)
Amortization of acquired Rexam intangibles	(40)	(51)	(84)	(83)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	(39)	-	(39)
Earnings before interest and taxes	243	187	469	339
Interest expense	(77)	(74)	(150)	(142)
Debt refinancing and other costs	-	(1)	(1)	(1)
Total interest expense	(77)	(75)	(151)	(143)
Earnings before taxes	$166	$112	$318	$196

(a)

Includes undistributed corporate expenses, net, of $21 million and $32 million for the three months ended June 30, 2018 and 2017, respectively, and $43 million and $77 million for the six months ended June 30, 2018 and 2017, respectively.

(b)

Ball adopted new revenue recognition guidance, “Revenue from Contracts with Customers,” on January 1, 2018. The adoption did not materially affect the results for the three or six months ended June 30, 2018 and 2017. Further details  of the adoption will be provided in the Form 10-Q for the quarter.

(c)

The three months ended June 30, 2017, includes catch-up depreciation for the three months ended March 31, 2017, from the finalization of fair values and useful lives for the Rexam acquisition associated with the following segments: $8 million for beverage packaging, Europe; $1 million for beverage packaging, North and Central America; $1 million for beverage packaging, South America; and $1 million for Other.

Notes to the Condensed Financial Statements (Second Quarter 2018)

2. Non-Comparable Items

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2018	2017	2018	2017

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Birmingham, Chatsworth and Longview facility closure costs (1)	$-	$-	$5	$-
Reidsville facility closure costs (2)	-	(4)	(2)	(7)
Individually insignificant items	1	(3)	(5)	(4)
Other non-comparable items
Amortization of acquired Rexam intangibles	(6)	(10)	(16)	(16)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	-	(6)	-	(6)
Total beverage packaging, North and Central America	(5)	(23)	(18)	(33)

Beverage packaging, South America
Business consolidation and other activities
Rexam transaction related costs	-	(2)	-	(2)
Individually insignificant items	(1)	(1)	(1)	2
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(21)	(28)	(29)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	-	(14)	-	(14)
Total beverage packaging, South America	(15)	(38)	(29)	(43)

Beverage packaging, Europe
Business consolidation and other activities
Recklinghausen closure costs (4)	(3)	-	(13)	-
Rexam transaction related costs	-	-	-	(2)
Individually insignificant items	(1)	(4)	(1)	(5)
Other non-comparable items
Amortization of acquired Rexam intangibles	(18)	(19)	(36)	(34)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	-	(18)	-	(18)
Total beverage packaging, Europe	(22)	(41)	(50)	(59)

Food and aerosol packaging
Gain on sale of Hubbard facility	-	-	-	15
Cost consolidation charges (5)	(4)	-	(4)	-
Loss on transfer of assets to held for sale (6)	(41)	-	(41)	-
Weirton facility closure costs	-	(2)	-	(5)
Individually insignificant items	(2)	1	(2)	(1)
Total food and aerosol packaging	(47)	(1)	(47)	9

Notes to the Condensed Financial Statements (Second Quarter 2018)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Other
Business consolidation and other activities
Divestment Business indemnities (7)	(2)	(7)	(2)	(34)
Rexam acquisition related compensation arrangements (8)	(4)	(8)	(15)	(17)
Gain on sale of the Divestment Business (9)	-	-	-	(14)
Rexam transaction related costs	-	(5)	-	(10)
Transaction costs related to Ball Metalpack (10)	(4)	-	(4)	-
Individually insignificant items	(8)	(6)	(14)	(12)
Other non-comparable items
Amortization of acquired Rexam intangibles	(2)	(1)	(4)	(4)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	-	(1)	-	(1)
Total other	(20)	(28)	(39)	(92)

Total business consolidation and other activities	(69)	(41)	(99)	(96)
Total other non-comparable items	(40)	(90)	(84)	(122)
Total non-comparable items	(109)	(131)	(183)	(218)

Foreign exchange loss on revaluation of Brazilian deferred tax balances (11)	(6)	-	(6)	-
Tax effect on business consolidation and other activities	17	19	25	29
Tax effect on other non-comparable items	10	22	22	30
Total non-comparable tax items	21	41	41	59
Total non-comparable items, net of tax	$(88)	$(90)	$(142)	$(159)

(1)

In August 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham plant ceased production during the second quarter of 2018, and the Longview and Chatsworth plants are expected to cease production by the end of the third quarter of 2018. Income for the six months ended June 30, 2018  was comprised of adjustments to estimates for employee severance and benefits.

(2)

In December 2016, the company announced the closure of its beverage packaging manufacturing facility in Reidsville, North Carolina, which ceased production during the second quarter of 2017. Charges in 2018 and 2017 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(3)

During the three months ended June 30, 2017, the company finalized the allocation of the purchase price for the Rexam acquisition and updated the fair value and useful lives for the acquired Rexam intangibles and fixed assets.  Catch-up depreciation and amortization expense of $39 million were recorded during the three months ended June 30, 2017, related to the six months ended December 31, 2016.

(4)

In July 2017, the company closed its beverage packaging manufacturing facility in Recklinghausen, Germany. Charges recorded in the three and six months ended June 30, 2018 were comprised of employee severance and benefits, facility shutdown costs and other associated costs.

(5)

During the second quarter of 2018, the food and aerosol packaging segment recorded charges for employee severance and benefits, asset impairment, accelerated depreciation and inventory impairment related to cost consolidation activities.

(6)

On July 31, 2018, Ball sold its U.S. steel food and steel aerosol packaging business and formed a joint venture, Ball Metalpack. As a result of the sale, these assets and liabilities were classified as held for sale at the end of the second quarter.  Upon classification of the assets and liabilities of the business as held for sale, the company recorded a loss.

(7)

During the three and six months ended June 30, 2018 and 2017, the company recorded adjustments to the estimated amount of claims covered by the indemnifications for certain tax matters provided to the buyer of the beverage packaging business that was required to be sold in conjunction with the Rexam acquisition.

Notes to the Condensed Financial Statements (Second Quarter 2018)

(8)

During the three and six months ended June 30, 2018 and 2017, the company incurred charges for long-term incentive and other compensation arrangements associated with the Rexam acquisition and integration.

(9)

The sale of the beverage packaging business that was required to be sold in conjunction with the Rexam acquisition was completed immediately after the Rexam acquisition on June 30, 2016. During the six months ended June 30, 2017, a reduction in the gain on sale of $14 million was recognized in connection with changes in the estimated closing adjustments associated with the sale of the Ball portion of this business.

(10)

On July 31, 2018, Ball sold its U.S. steel food and steel aerosol packaging business and formed a joint venture, Ball Metalpack. Charges in the three and six months ended June 30, 2018 were comprised of professional fees.

(11)

During the second quarter of 2018, the company incurred foreign exchange losses on its deferred tax balances in Brazil following depreciation of the Brazilian real against the U.S.  dollar. Foreign exchange gains and losses on the deferred tax balances  were not significant in previous periods.

Notes to the Condensed Financial Statements (Second Quarter 2018)

3. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. We use Comparable EBITDA, Comparable Operating Earnings and Comparable Net Earnings internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA as a metric to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2018	2017	2018	2017

Net earnings attributable to Ball Corporation	$119	$99	$244	$167
Add: Business consolidation and other activities	69	41	99	96
Add: Amortization of acquired Rexam intangibles	40	51	84	83
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	39	-	39
Add: Debt refinancing and other costs	-	1	1	1
Less: Non-comparable taxes	(21)	(41)	(41)	(59)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$207	$190	$387	$327
Per diluted share before above transactions	$0.58	$0.53	$1.09	$0.91

Notes to the Condensed Financial Statements (Second Quarter 2018)

3. Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2018	2017	2018	2017

Net earnings attributable to Ball Corporation	$119	$99	$244	$167
Add: Net earnings attributable to noncontrolling interests	1	1	1	3
Net earnings	120	100	245	170
Less: Equity in results of affiliates, net of tax	-	(10)	(7)	(18)
Add: Tax provision (benefit)	46	22	80	44
Earnings before taxes	166	112	318	196
Add: Total interest expense	77	75	151	143
Earnings before interest and taxes	243	187	469	339
Add: Business consolidation and other activities	69	41	99	96
Add: Amortization of acquired Rexam intangibles	40	51	84	83
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	-	39	-	39
Comparable Operating Earnings	$352	$318	$652	$557

Notes to the Condensed Financial Statements (Second Quarter 2018)

A summary of Comparable EBITDA and Net Debt is as follows:

Twelve Months Ended
($ in millions, except ratios)	June 30, 2018

Net earnings attributable to Ball Corporation	$451
Add: Net earnings attributable to noncontrolling interests	4
Net earnings	455
Less: Equity in results of affiliates, net of tax	(20)
Add: Tax provision (benefit)	201
Net earnings before taxes	636
Add: Total interest expense	296
Earnings before interest and taxes (EBIT)	932
Add: Business consolidation and other activities	224
Add: Amortization of acquired Rexam intangibles	163
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	(4)
Comparable Operating Earnings	1,315
Add: Depreciation and amortization	710
Less: Amortization of acquired Rexam intangibles	(163)
Less: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	4
Comparable EBITDA	$1,866

Interest expense	$(293)

Total debt at June 30, 2018	$7,347
Less: Cash and cash equivalents	(549)
Net Debt	$6,798

Comparable Operating Earnings/Interest Expense (Interest Coverage)	6.4x
Net Debt/Comparable EBITDA	3.6x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (Second Quarter 2018)

3. Non-U.S. GAAP Measures (continued)

	Twelve	Less: Six	Add: Six	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,
($ in millions, except ratios)	2017	2017	2018	2018

Net earnings attributable to Ball Corporation	$374	$167	$244	$451
Add: Net earnings attributable to noncontrolling interests	6	3	1	4
Net earnings	380	170	245	455
Less: Equity in results of affiliates, net of tax	(31)	(18)	(7)	(20)
Add: Tax provision (benefit)	165	44	80	201
Earnings before taxes	514	196	318	636
Add: Total interest expense	288	143	151	296
Earnings before interest and taxes (EBIT)	802	339	469	932
Add: Business consolidation and other activities (a)	221	96	99	224
Add: Amortization of acquired Rexam intangibles (a)	162	83	84	163
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	35	39	-	(4)
Comparable Operating Earnings	1,220	557	652	1,315
Add: Depreciation and amortization	729	377	358	710
Less: Amortization of acquired Rexam intangibles (a)	(162)	(83)	(84)	(163)
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	(35)	(39)	-	4
Comparable EBITDA	$1,752	$812	$926	$1,866

Total interest expense	$(288)	$(143)	$(151)	$(296)
Less: Debt refinancing and other costs	3	1	1	3
Interest expense	$(285)	$(142)	$(150)	$(293)

Total debt at period end				$7,347
Less: Cash and cash equivalents				(549)
Net Debt				$6,798

Comparable EBITDA/Interest Expense				6.4	x
Net Debt/Comparable EBITDA				3.6	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.